SUBSIDIARIES OF THE COMPANY

                                                   State or Country of
Subsidiary                                           Incorporation
----------                                         -------------------

Data Control Systems, Inc.                           New York, USA

Renaissance Software, Inc.                           Delaware, USA

XeQute Solutions PLC                                 United Kingdom

XeQute Solutions, Inc.                               Delaware, USA

Vertex Interactive (UK), Ltd                         United Kingdom

Vertex Interactive (Ireland) Ltd                     Ireland

Vertex Interactive (Mfg) Ltd                         Ireland

Trend Investments Ltd                                Ireland

ICS France Indentcode-System S.A.                    France

Vertex Support and Maintenance Italia Srl            Italy

Vertex Interactive Italia Srl                        Italy

Euronet Consulting Srl                               Italy